                                                                   Exhibit 10.21
FIRSTLINK [LOGO]

May 15, 1998

William E. Bloomfield, Jr.
Web Service Company, Inc.
3690 Redondo Beach Avenue
Redondo Beach, California 90278-1165

Re: LETTER OF INTENT CONCERNING EXCLUSIVE WORKING AGREEMENT AND SECURITIES PURCHASE

Dear Bill:

This letter sets forth our mutual intent to proceed in good faith towards the consummation of a transaction embodying the following basic terms.

1. PARTIES: FirstLink Communications, Inc. ("FirstLink") and Web Service Company, Inc. ("WEB").

2. INVESTMENT: WEB will acquire 37,500 shares of FirstLink common at $2.67 per share in a private placement to be completed by May 22. We anticipate a
1.5.1 reverse stock split on the date of FirstLink's initial public offering
(IPO). As a part of the transaction WEB will receive an equal number of warrants identical to the warrants to be issued at the IPO. These 37,500 shares may be subject to lockup as required by the IPO underwriter. Such lockup would be similar to that required of other significant shareholders. These shares are unregistered shares and subject to SEC Rule 144 provisions. WEB will also acquire 25,000 shares and related warrants at the IPO.

3. EARNOUT: FirstLink will grant WEB a warrant to purchase an additional 2.0 million shares of FirstLink common.

     a. The warrant will vest at the rate of 25 shares per equivalent customer subscribed to FirstLink services at properties delivered by WEB to FirstLink for signing.
     b. A cable subscriber counts as 1/3 equivalent customer and a telephone customer counts as 2/3 equivalent customer.
     c. the per share exercise price of the warrant will be the IPO price per share.
     d.   The minimum required vesting will be:

               by 12/31/99         100,000 shares
               by 12/31/00         150,000 additional shares
               by 12/31/01         200,000 additional shares
               by 12/31/02         300,000 additional shares
               by 12/31/03         500,000 additional shares
               by 05/22/04         750,000 additional shares

     e. Any portion of the minimum required vesting each year which is not vested by the required date will be lost.
     f. The warrant to acquire vested shares will expire five years after the vesting date.
     g. The maximum shares which can vest in any year is the lesser of 20% of FirstLink's outstanding common shares at the vesting date or 2,000,000 shares.


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William E. Bloomfield, Jr.
May 15, 1998
Page 2


4. BUYOUT PROTECTION: If, during the term of this Agreement, there is more than a 50% change in control of FirstLink, and if the FirstLink/WEB contract is rescinded, FirstLink will provide WEB cancellation compensation. The compensation will be whichever of the following WEB selects:

     a. Immediate vesting of shares equal to 2.0 million shares times the number of units in properties signed by WEB at the date the contract is rescinded divided by 120,000 units, less any previously vested shares; for example, if an acquisition is consummated in the ninth month of the Agreement and the Agreement is rescinded and if WEB has signed properties with 12,000 units, and if 40,000 shares have previously vested, then 160,000 shares (12,000/120.000 x 2.0 million = 2000,000 - 40,000) will vest immediately; or
     b.   $200,000.

5. MARKETS: WEB and FirstLink will work exclusively together in agreed upon markets subject to performance requirements to be defined. The first agreed markets are Seattle, Denver, Dallas and San Francisco. The exclusive arrangement will be specified in the Definitive Agreement (see below).

6. COMMISSION: A commission of 1.75% will be paid to WEB on collected revenues for communications services from all properties covered by this Agreement; the commission percent will be 2.25% for any property in which penetration exceeds 60%. Commissions are paid for the life of the contract on the property.

7. PROPERTY SIZE: WEB will have rights to develop and offer services to properties with less than 150 units.

8. OTHER SERVICES: WEB retains the rights to payphone services at all properties.

This letter is furnished as evidence of the mutual intent of WEB and FirstLink to move in good faith toward concluding a transaction as outlined above. It does not constitute a binding commitment on the part of either party. Any legally binding commitments between the parties will only be as specifically set forth in a duly negotiated definitive agreement ("Definitive Agreement"), which will be in a form and content satisfactory to both parties, including their respective legal counsel.

Sincerely,                              Agreed to in principle this 18th day of
                                        May, 1998.

FIRSTLINK COMMUNICATIONS, INC.          WEB SERVICE COMPANY, INC.


By:                                     By:
  ------------------------------           ------------------------------------
    A. Roger Pease                            William E. Bloomfield, Jr.
    Chief Executive Officer                   President